                             GREAT BRANDS OF EUROPE, INC.


                                        November 2, 1998


Geoffrey F. Feidelberg
Chief Operating Officer and
 Chief Financial Officer
AquaPenn Spring Water Company, Inc.
One AquaPenn Drive
Milesburg, Pennsylvania  16853-0938



                                 EMPLOYMENT AGREEMENT

Dear Mr. Feidelberg:

          This is to confirm our desire to engage in a continuing employment relationship with you following the closing of the pending acquisition (the "TRANSACTION") of AquaPenn Spring Water Company, Inc., a Pennsylvania corporation ("AQUAPENN"), by Groupe Danone, a company incorporated under the law of the Republic of France, the parent company of Great Brands of Europe, Inc. (the "COMPANY"). The following sets forth the agreement between the Company and you regarding the terms of your employment as an employee of AquaPenn and the Company (the "AGREEMENT"). Capitalized terms not otherwise defined in the text of this Agreement are defined in Section 6 hereof.

          1. TERM OF EMPLOYMENT. The term of your employment with the Company pursuant to this Agreement (the "TERM") shall commence on the "Closing Date" (the "EFFECTIVE DATE") of the Transaction (as such term is defined in the Agreement and Plan of Merger (the "MERGER AGREEMENT") dated November 2, 1998), and shall continue until the first anniversary of the Effective Date; PROVIDED that the Term shall automatically renew for additional one-year periods on each anniversary of the Effective Date (each, a "RENEWAL DATE") until either (a) your employment hereunder is terminated in accordance with the terms set forth in
Section 4 below or (b) you or the Company give the other such party written notice of the intent not to so extend the Term at least ninety days prior to such Renewal Date.

          2. POSITION, REPORTING AND RESPONSIBILITIES. Until you are relocated to Stamford, Connecticut, you shall be employed as (a) the Chief Operating Officer and Chief Financial Officer of AquaPenn and (b) the project manager with respect to the transitional period after the acquisition of AquaPenn by Groupe Danone. During the period that you are employed in the positions set forth above, you will be based in Milesburg, Pennsylvania and you will report directly to the Chief Executive Officer of the Company, which position was held by Mark


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                                          2


Rodriguez on the date the Merger Agreement was signed. You and the Company acknowledge and agree that you will thereafter be transferred to the Company's offices in Stamford, Connecticut where you will be employed in a position of Vice President and you will serve on the Executive Committee. Your duties and responsibilities shall at all times be commensurate with your position and reporting responsibilities. During the Term, you shall devote all of your business time, attention, skills and efforts exclusively to the business and affairs of the Company, other than DE MINIMIS amounts of time devoted by you to the management of your personal finances or to engaging in charitable or community services. You understand and agree that you will be required to travel from time to time for business purposes.

          3.      COMPENSATION AND BENEFITS.

          (a) BASE SALARY. During the Term as compensation to you for all services rendered to the Company, the Company will pay you a base salary (the "SALARY") at the rate of $160,000 per annum, which will be reviewed annually by the Company and may be increased but not decreased on the basis of such review. Your Salary will be paid to you in accordance with the Company's payroll practices as established from time to time, but no less frequently than monthly.

          (b) BONUS. In addition to the Salary, beginning in calendar year 1999, you will participate in the Company's executive bonus program, which is offered by the Company to similarly situated executives of the Company, pursuant to which you may be awarded up to thirty-five percent of the Salary for each annual bonus period (the "ANNUAL BONUS"). The amount of your Annual Bonus will be determined based upon the achievement by you of personal objectives and the business results for the Company's North American operations during each bonus period; PROVIDED, HOWEVER, that you will forfeit any right to receive the Annual Bonus or any prorated portion thereof in the event your employment with the Company terminates prior to December 31 of any bonus period during the Term.

          (c) BENEFITS. During the Term, you and your dependants shall be eligible to participate in such retirement, medical and other welfare benefit plans, programs and arrangements that are offered by the Company to similarly situated employees from time to time which benefits will be at least as favorable to you as those you enjoyed prior to the Effective Date. Such benefits will include your participation in the Company's relocation program, including any mortgage assistance for which you may qualify under the terms of the relocation program.

          (d) BUSINESS EXPENSES. The Company shall pay or reimburse you for the reasonable expenses incurred by you in connection with the performance of your employment obligations to the Company, subject to your delivery to the Company of appropriate documentation of such expenses.


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                                          3


          (e) AUTOMOBILE. During the Term, the Company will provide you with an automobile pursuant to a program that is at least as favorable to you as the automobile program in which you participated immediately prior to the Effective Date. After your transfer to Stamford, Connecticut, you shall participate in the Company's Executive Committee Car Program, which provides a gross monthly automobile allowance of $1,300.

          (f) RELOCATION EXPENSES. The Company shall pay or reimburse you, in accordance with the Company's relocation policy, for the reasonable expenses incurred by you in connection with the relocation of you and your family from Milesburg, Pennsylvania to Stamford, Connecticut.

          (g) EQUITY COMPENSATION. Subject to approval by the Board of Directors of Groupe Danone at its next meeting which is scheduled to take place in December 1998, as soon as practicable after the Effective Date, Groupe Danone shall grant you stock options which will be exercisable for 1,500 ordinary shares of Groupe Danone, nominal value FF10 per share (the "STOCK OPTIONS"). Subject to Section 4(a) below, the Stock Options will become 100% vested on the fifth anniversary of the date of grant and shall be exercisable during the two year period following the date that the Stock Options become vested.

          4. TERMINATION OF EMPLOYMENT. Subject to the provisions of this Agreement, the Company shall have the right to terminate your employment, and you shall have the right to resign from your employment with the Company, for any reason or for no stated reason.

          (a) TERMINATION OR RESIGNATION OF EMPLOYMENT - ALL CIRCUMSTANCES. In the event of your termination or resignation of employment for any reason during the Term, the Company shall pay you (or in the event of your death, your Beneficiary) (i) the full amount of the accrued but unpaid Salary you have earned through the Date of Termination (as defined in Section 4(g) below), (ii) a cash amount for any accrued but unused vacation (based on the highest rate of Salary in effect during the twelve months prior to the Date of Termination), and
(iii) any earned but unpaid bonus for any calendar year ended prior to the Date of Termination (together, the "ACCRUED AMOUNTS"). The Accrued Amounts shall be paid to you in a lump sum cash payment as soon as practicable following the Date of Termination (but in no event later than thirty days following such date).
You will not be entitled to receive the Annual Bonus or any prorated portion thereof for any partial calendar year during the Term during which your employment terminates. Furthermore, all unvested Stock Options shall immediately lapse and become void on the Date of Termination or at the time you cease to be employed by the Company or AquaPenn at the end of the Term.


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                                          4


          (b) INVOLUNTARY TERMINATION. In the event of your Involuntary Termination during the Term, in addition to the Accrued Amounts the Company will provide you the payments and benefits set forth in this Section 4(b).

          (i) In the event of your Involuntary Termination on or after the first anniversary of the Effective Date, the Company shall continue to pay to you an amount equal to the monthly portion of your Salary, as in effect on the Date of Termination (the "SEVERANCE PAYMENT"), for a period of one year after the Date of Termination (the "SEVERANCE PERIOD").

          (ii) In the event of your Involuntary Termination prior to the first anniversary of the Effective Date, the Company shall continue to pay to you the Severance Payment for a period of two years after the Date of Termination (the "EXTENDED SEVERANCE PERIOD").

          (iii) In addition to the Severance Payment, you will receive in equal monthly payments during the Severance Period, an amount equal to AquaPenn's matching contribution to the AquaPenn Salary Savings Plan for a one-year period based on your contribution rate to the on the Date of Termination, subject to applicable limitation set forth in the Internal Revenue Code of 1986, as amended.

          (iv) You and your dependents shall continue to be eligible to participate during the Benefit Continuation Period in the medical, dental and health insurance plans (but not the disability plans) applicable to you immediately prior to your Involuntary Termination on the same terms and conditions in effect for you and your dependents immediately prior to such Involuntary Termination.

          (c) TERMINATION DUE TO DEATH OR DISABILITY. In addition to the Accrued Amounts, in the event that the Company terminates your employment during the Term as a result of your Disability or in the event of your death, the Company will provide you, of your Beneficiary, as the case may be, the payments and benefits set forth in this Section 4(c). The Company shall pay to you, or your Beneficiary, the Severance Payment during the Severance Period; PROVIDED, HOWEVER, that the Severance Payment shall be reduced by any amounts you receive from other disability benefits including disability pension benefits, death benefits or life insurance proceeds. In addition, you and your dependents shall continue to be eligible to participate during the Benefit Continuation Period in the medical, dental and health insurance plans (but not the disability plans) applicable to you immediately prior to your termination on the same terms and conditions in effect for you and your dependents immediately prior to such termination, subject to payment of your share of all applicable premiums.


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                                          5


          (d) YOUR VOLUNTARY RESIGNATION. In the event that you resign from your employment hereunder during the Term for reasons that do not constitute Good Reason, you must provide the Company with at least ninety days notice of such resignation. The Company may, in its sole discretion, continue to pay your Salary for the ninety day period and request that you refrain from coming to the Company offices, which request you hereby agree to honor. On the Date of Termination, other than payment of the Accrued Amounts in accordance with
Section 4(a) and as required by law, all obligations of the Company to you, other than as required by law, shall cease.

          (e) TERMINATION BY THE COMPANY FOR CAUSE. In the event that during the Term, your employment hereunder is terminated by the Company for Cause, the Company will pay you the Accrued Amount in accordance with the terms of Section 4(a) and, except for the payment by the Company to you of the Accrued Amount, on the Date of Termination all obligations of the Company to you, other than as required by law, shall cease.

          (f) NO OTHER PAYMENTS OR BENEFITS. On the Date of Termination, other than the payments and benefits expressly provided for in this Section 4, all obligations of the Company to you, other than as required by law, shall cease.

          (g) DATE AND NOTICE OF TERMINATION. Any termination of your employment by the Company or by you shall be communicated by a notice of termination to the other parties hereto (the "NOTICE OF TERMINATION"). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The date of your termination of employment with the Company (the "DATE OF TERMINATION") shall be determined as follows:
(i) if your employment is terminated for Disability, thirty days after a Notice of Termination is given (PROVIDED that you shall not have returned to the full-time performance of your duties during such thirty-day period), (ii) if your employment is terminated by the Company in an Involuntary Termination, the date specified in the Notice of Termination (or if no date is specified in the Notice of Termination, the date the Notice of Termination is delivered to you) and (iii) if your employment is terminated by the Company for Cause, the later of the date specified in the Notice of Termination or ten days following the date such notice is received by you. If the basis for your termination is your resignation for Good Reason, the Date of Termination shall be, subject to the applicable cure provisions, ten days after the date your Notice of Termination is received by the Company. The Date of Termination for a resignation of employment other than for Good Reason shall be the date set forth in the Notice of Termination, which shall be no earlier than ninety days after the date such notice is received by the Company. The Date of Termination in the event of your death shall be the date of your death.


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                                          6


          (h) NO MITIGATION. You shall have no obligation or duty to mitigate any severance or other amounts payable to you under this Agreement and the amount of such payments shall not be subject to any right of setoff or offset by the Company.

          5.      PROTECTIVE AND RESTRICTIVE COVENANTS.

          (a) RESTRICTIONS ON COMPETITIVE ENGAGEMENTS. During the Restricted Period, you will not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest of a publicly traded company), officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity, other than the Company or any parent or subsidiary of the Company (both individually and together, the "COMPANY GROUP"), render any service to or in any way be affiliated with the bottled water business or a bottled water brand.

          (b) NON-SOLICITATION. During the Restricted Period, you shall not, directly or indirectly, without the prior written consent of the Company:

          (i) solicit business from, entice away from, accept orders involving or otherwise interfere with the relationships of the Company Group with any client or prospective client (including any person or entity who, during the most recent twelve months, was a client of any member of the Company Group); or

          (ii) solicit the services of any individual who is employed by any member of the Company Group (or who was employed by any member of the Company Group during the then most recent twelve-month period) or who is retained by any member of the Company Group as an independent contractor or consultant (or who was retained by any member of the Company Group in such capacity in the most recent twelve-month period), or take any action that results, or might reasonably result, in any employee, independent contractor or consultant ceasing to perform services for any member of the Company Group.

          (c) NON-DISCLOSURE. You shall not at any time during the Term or thereafter in perpetuity, directly or indirectly, other than in the performance of your duties on behalf of the Company or with the prior written consent of the
Company:

          (i) disclose any confidential or other proprietary information pertaining to the client accounts of the Company Group, including, but not limited to, contracts, client lists, systems, procedures, manuals, confidential reports and financial information concerning the Company Group's services, products or businesses;


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                                          7


          (ii) use any confidential or other proprietary information pertaining to the clients of any member of the Company Group (including, but not limited to, client lists, client contacts, client profiles and statistical or demographic analysis of any member of the Company Group's clients) in order to contact, solicit, accept or refer business from, or otherwise do business or deal with, any client of any member of the Company Group (including any person or entity who, during the most recent twelve months, was a client of any member of the Company Group) in connection with the provision of any product or service similar to any provided by the Company Group; or

          (iii) disclose the terms of this Agreement, other than to your legal, financial or tax advisors or as necessary to enforce the terms of this Agreement or as otherwise required by law.

          (d) RETURN OF COMPANY PROPERTY. Upon any termination or resignation of your employment hereunder, you shall immediately return to the Company all property and material in your possession that belongs or relates to the Company (the "COMPANY PROPERTY") unless the Company expressly agrees in writing that you may retain possession of any such property or material. Company Property shall include all originals and copies of files, writings, reports, memoranda, diaries, notebooks, nots of meetings or presentations, data, computer tapes or diskettes, drawings charts, photographs, slides, patents, or an other form of record which contains information created or produced for or at the direction of any member of the Company Group, or any employee or agent thereof. All Company Property shall be returned undamaged and intact.

          (e)     APPLICATION OF COVENANTS.  The activities described in this
Section 5 shall be prohibited regardless of whether undertaken by you in an individual or representative capacity, and regardless of whether performed for your own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company).

          (f) INJUNCTIVE RELIEF. Without limiting the remedies available to the Company, you acknowledge that a breach of any of the covenants contained in this Section 5 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order or a preliminary or permanent injunction restraining you from engaging in activities prohibited by this Section 5 or such other relief as may be required to specifically enforce any of the covenants in this Section 5.

          (g) VIOLATION AND REMEDY. If the Company reasonably determines that you have breached any of the provisions of this Section 5, in addition to any other remedies


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                                          8


available to the Company in law or equity, the Company shall be entitled to immediately suspend as of the date of such breach the provision to you of any payments or benefits under this Agreement.

          (h) THIRD-PARTY BENEFICIARY. The parties hereto acknowledge and agree that the subsidiary and parent companies of the Company are third-party beneficiaries to the terms of this Section 5 and may enforce the terms of this Agreement as they pertain to Section 5 to the full extent permitted by law and equity.

          6. DEFINITIONS. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below:

          "BENEFICIARY" shall mean the person or persons designated by you in writing to receive any benefits payable to you hereunder in the event of your death or, if no such persons are so designated, your estate. No Beneficiary designation shall be effective unless it is in writing and received by the Company prior to the date of your death.

          "BENEFIT CONTINUATION PERIOD" shall mean the period beginning on the Date of Termination and ending on the earliest to occur of (i) the end of the Severance Period, (ii) the end of the Extended Severance Period, if any, and (iii) the date you are eligible and elect to be covered under the comparable benefit plans of a subsequent employer.

          "CAUSE" shall mean a termination of your employment which is a result of any of the following: (i) your felony conviction or your plea of "no contest" to a felony; (ii) any fraud by you in connection with the performance of your duties as an employee of the Company; (iii) any act of intentional gross misconduct by you in the performance of your duties as an employee of the Company; or (iv) your continued and repeated neglect of your duties as an officer or employee of the Company (other than any such neglect resulting from your incapacity due to physical or mental illness); PROVIDED, HOWEVER, that an event described in clauses (ii), (iii) and (iv) shall not constitute Cause unless it is communicated to you by the Company in writing within thirty days of the date the Company knows or has reason to know of such event and is not corrected by you in a manner which is reasonably satisfactory to the Company within thirty days of your receipt of such written notice from the Company. No act or omission shall constitute Cause unless such act or omission was undertaken by you without the good faith belief that it was in furtherance of Company business or interests of the Company.

          "DISABILITY" shall mean (i) your incapacity due to physical or mental illness which causes you to be absent from the full-time performance of your duties with the Company for three consecutive months and (ii) your failure to return to full-time


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                                          9


     performance of your duties with the Company within thirty days after written Notice of Termination due to Disability is given to you. Any question as to the existence of your Disability upon which you and the Company cannot agree shall be determined by a qualified independent physician selected by the Company and approved by you (or, if you are unable to provide such approval, such approval shall be provided by any adult member of your immediate family), which approval shall not be unreasonably withheld. The determination of such physician made in writing to the Company and to you shall be final and conclusive for all purposes of this Agreement.

          "GOOD REASON" shall mean a resignation of your employment as a result of any of the following: (i) the failure of the Company to renew the Term,
     (ii) the failure of the Company to pay you any material amount of compensation or to provide you with any material benefit when due, (iii) a significant and adverse change in your position or duties, (iv) any decrease in your Salary or (v) if, during the Term, Groupe Danone sells or otherwise disposes of the portion of its U.S. operations that engage in the bottled water business; PROVIDED, HOWEVER, that an event described in clauses (ii), (iii) or (iv) of this sentence shall not constitute Good Reason unless it is communicated by you to the Company in writing within thirty days of the date you know or have reason to know of such event and is not corrected by the Company in a manner which is reasonably satisfactory to you (including full retroactive correction with respect to any monetary matter) within thirty days of the Company's receipt of such written notice from you.

          "INVOLUNTARY TERMINATION" shall mean (i) your termination of employment by the Company other than for Cause or Disability or (ii) your resignation for Good Reason.

          "RESTRICTED PERIOD" shall mean the period beginning on the Effective Date and ending on the latest of (i) the second anniversary of the Date of Termination, (ii) the last day of the Severance Period or (iii) the last day of the Extended Severance Period; PROVIDED, HOWEVER, that in the event that your employment continues until the last day of the Term, the Restricted Period shall mean the period beginning on the Effective Date and ending on the second anniversary of the last day of the Term.

          7. NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, if to the Company, to its offices at Groupe Danone, 7, rue de Teheran, 75381 Paris Cedex 08 France, and if to you at your last address of record, or to such other address as any party may have furnished to the other parties hereto in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.


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                                          10


          8.      BINDING ARBITRATION.  Except for the relief provided for in
Section 5(f), any controversy or claim arising out of or relating to this Agreement (including any claims relating to employment or the termination of employment, whether arising under federal, state, or local law and whether in contract or in tort and including any discrimination or common law claims, but excluding workers' compensation and unemployment insurance) shall be settled by arbitration under the auspices of the American Arbitration Association ("AAA") in New York, New York, in accordance with the National Rules for the Resolution of Employment Disputes of the AAA. The dispute shall be submitted to a single arbitrator to be mutually agreed upon by the parties. If the parties cannot agree on a single arbitrator, each party shall appoint one arbitrator who shall then jointly appoint a single arbitrator. The arbitrator shall give effect to applicable statutes of limitations. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. Judgment upon the arbitration award may be entered in any court having jurisdiction. The prevailing party in any arbitration proceeding, as determined by the arbitrator, or in any proceeding with respect thereto as determined by the person presiding, shall be entitled to receive from the non-prevailing party reasonable attorneys' fees and costs incurred by such prevailing party in connection therewith. In the event that there is no prevailing party, reasonable attorneys' fees and costs incurred by the parties shall be allocated between them by the arbitrator.

          9.      MISCELLANEOUS.

          (a) AMENDMENTS, WAIVERS, ETC. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by any party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof and, unless otherwise expressly provided and incorporated into this Agreement, shall supercede all prior agreements, negotiations, correspondence, undertakings and communications, oral or written, with respect to your employment with AquaPenn prior to the Effective Date, including, without limitation, the Change in Control Agreement dated September 16, 1994, the Employment Agreement dated September 16, 1994, as amended by Amendment No. 1 to the Employment Agreement dated October 27, 1997, and all other prior agreements between you and AquaPenn; PROVIDED,


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                                          11


HOWEVER, that the parties hereto acknowledge and agree that you will not forfeit any rights or benefits pursuant to the Non-Qualified Deferred Compensation Agreement between you and AquaPenn dated October 1, 1994 that had accrued to you prior to the Effective Date.

          (b) VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. The parties intend that any offending provision shall be enforced to the fullest extent to which it is enforceable, that any unenforceable portion thereof be severed from this Agreement, and that this Agreement, as modified to sever any such unenforceable portion, will be enforced to the fullest extent permitted by law.

          (c) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          (d) WITHHOLDING. Amounts paid to you hereunder shall be subject to all applicable federal, state and local tax withholdings.

          (e) HEADINGS. The headings contained in this Agreement are intended solely for convenience of reference and shall not affect the rights of the parties to this Agreement.

          (f) GOVERNING LAW. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and performed in such State without regard to the choice of law provisions thereof.


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                                          12


          If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                        Sincerely,

                                        GREAT BRANDS OF EUROPE, INC.


                                        By: /s/ Mark S. Rodriguez
                                           --------------------------------
                                           Name:  Mark S. Rodriguez
                                           Title: Chief Executive Officer

UNDERSTOOD, ACCEPTED
 AND AGREED:

/s/ Geoffrey F. Feidelberg
------------------------------
Geoffrey F. Feidelberg